SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             [Amendment No. ___________]

     Filed by the Registrant /X/
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     / / Preliminary proxy statement
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          Rule 14a-6(e)(2))
     / / Definitive proxy statement
     / / Definitive additional materials
     /X/ Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                         Keystone Heritage Group, Inc.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                              STOCKHOLDER PROPOSAL

       Contacts with Stockholders Soliciting a Vote Against the Proposal

     John R. Musheno, the owner of 78,054 shares of KHG common stock has submitted a proposal to be voted upon at the 1996 Annual Meeting of the stockholders of Keystone Heritage Group, Inc. A copy of the proposal that will appear in the Company's 1996 Proxy Statement is attached.

     We have spent considerable time and effort in drafting an appropriate response by the Company to Mr. Musheno's proposal. This response is attached in the form in which it will appear in the Company's 1996 Proxy Statement.

     We are asking members of the Board of Directors as well as senior management of the Bank to make certain contacts with stockholders to offer the opportunity to the stockholder to discuss this issue. The following are the highlights of what you need to know in order to discuss this proposal with a stockholder.

Issues presented by Mr. Musheno in proposal:

     * Directs the Board to study the possible benefits of selling the Lebanon Valley National Bank versus remaining independent.

     * Cites other recent merger activity across the Nation and potential difficulties that regional size institutions may have competing in the future.

     *    Considers merger pricing to be at opportune levels.

     The Board of Directors at KHG has UNANIMOUSLY recommended the stockholders to vote AGAINST this proposal.

Reasons for requesting a vote against:

     * The proposal may be interpreted as putting a "for sale" sign on the Bank, which would have the effect of disrupting its operations.

     * The Board has evaluated the potential effects of a sale of the Bank; no proposal is currently on the table for specific consideration by the Board.

     * We consider the future prospects for the KHG's financial performance and the performance of its stock value to be very good, and evidence these conclusions with the strong financial performance displayed during recent years.

     * We are important to the local communities we serve in that we are an important employer, reinvestor of funds, and supporter of community activities.

     * Approval of the proposal could cause the sense of a "fire sale" among acquiring institutions and reduce the Company's ability to receive a fair price in the event that it is decided that the institution should be sold. In other words, if a sale is appropriate, the Board will make that decision in satisfying its fiduciary responsibility in a fashion which is most conducive to receiving the highest possible price.

Script for making the Stockholder Contact:

     1. Ask whether they have received and had an opportunity to review their 1995 Annual Report and 1996 Proxy Statement.

     2. Ask whether they have read the Stockholder proposal included in the Proxy Statement and the Board's recommendation to vote "Against" this proposal.

     3.   Ask whether they have any questions about the proposal.

     4. Be prepared to respond to what impact a "For" vote would have upon the future of their investment and the Bank. Your response should be a reiteration of the facts discussed above and in the response presented in the Proxy Statement.

                                                                      APPENDIX A

                              STOCKHOLDER PROPOSAL

     Stockholder proposals may be submitted for inclusion in the Company's 1997 proxy material, but in order to be considered proposals must be received no later than November 1, 1996. Proposals must be in writing and sent via registered, certified or express mail to: Corporate Secretary, Keystone Heritage Group, Inc., 555 Willow Street, P.O. Box 1285, Lebanon, Pennsylvania 17042-1285. Management carefully considers all proposals and suggestions from its stockholders. When adoption is clearly in the best interests of the Company and stockholders, and can be accomplished without stockholder approval, the proposal is implemented without inclusion in the Proxy statement.

     Management opposes the following proposal for the reasons stated after the proposal.

     Management has been advised that John R. Musheno, 1021 East Cumberland Street, Lebanon, Pennsylvania 17042, the owner of 78,054 shares as of the Annual Meeting record date, intends to submit the following proposal at the 1996 Annual
Meeting:

     RESOLVED: "That the stockholders of the Company recommend that the board of directors, as promptly as practicable, study the anticipated benefits that would be realized in a current merger or sale of the Lebanon Valley National Bank compared to the benefits of remaining independent."

     The Company has also received from Mr. Musheno for inclusion in this Proxy Statement the following statement in support of his stockholder proposal:

     In any given industry there is a time to buy and a time to sell, and it is my opinion and one obviously shared by many of the nation's community banks, that now would be a good time to sell or merge. I believe that banks will continue to lose their share of the market to mutual funds and other investments. I submit the following considerations to support my opinion.

     (1) In the near future it will be increasingly difficult for a regional size community bank to compete and grow substantially given the investments that larger banks will be able to make in computer banking and mutual funds.

     (2) Big banks are hungry to make acquisitions at this time. If we do not explore this now, Lebanon Valley National Bank may miss a timely opportunity. "He who hesitates is lost." A few years from now, after the current flurry of mergers and buyouts of the 90's has passed us by, we may be forced to take this defensive action anyway but at a much less than premium opportunity for us the stockholders.

     (3) New Jersey's two biggest banks, First Fidelity and Mid-Atlantic chose recently to cash out and received a reported steep price from First Union Corporation of Charlotte, N.C., and the PNC Bank Corporation of Pittsburgh.

     (4) West One Bank Corporation secured a price for its stockholders of nearly twice its book value when it recently sold to U.S. Bankcorp.

     The Company's Board of Directors unanimously recommends a vote AGAINST this proposal.

                       RESPONSE OF THE BOARD OF DIRECTORS

The Company's Board of Directors unanimously recommends that you vote AGAINST this proposal.

The Board of Directors believes that the adoption of this resolution is unnecessary and is not in the best interests of the Company and its stockholders. A vote in favor of this proposal could be viewed by the market place as hanging a "for sale" sign on the front door, which could disrupt customer and employee relationships and interfere with the Company's strategy for long-term growth.

    The Board periodically evaluates the courses of action available to the Company and has determined that presently the most effective means of maximizing stockholder value over a sustained period of time is by remaining independent. The Board recognizes its responsibility to exercise its fiduciary responsibility to consider any bona fide proposal for the acquisition of the Company that may be presented to it. No such proposal has ever been received by the Board of Directors and the Board has never authorized the solicitation of any such proposal.

The Board believes that the Company's prospects of generating levels of growth and profitability that would increase stockholder value are quite good. Although past performance may not always be indicative of the Company's future results, the Company's performance over the past five years in terms of its five-year cumulative total return on its common stock, return on average assets and return on average stockholders' equity, and asset quality and capital ratios, serves to support these prospects for its future performance.

The Company, and previously its predecessor, Lebanon Valley National Bank, have been in the business of providing banking services and products to its local communities for 165 years. During this period, the Company has endured various economic and political cycles, extreme levels of government regulation, changes in banking laws, and periods of frantic bank merger activity, among numerous other factors which could have negatively affected the viability of the Company's operations. The Company has been an important part of the local communities that it serves, by providing needed credit and deposit products to its local citizenship on a personalized basis. It has also been a significant employer in many of its communities, and notes that one common consequence of the current fad in bank mergers is the loss of many jobs of long-time and loyal employees. A vote in favor of this proposal could therefore adversely affect the Company's relationship with its employees.

In summary, your Board of Directors continues to consider all strategic alternatives in order to perform its fiduciary commitment to maximize value to its stockholders, but believes it would be imprudent to signal the market that the Company is "in play" or may be "for sale". Furthermore, approval of the proposal might be regarded as a signal that the Board of Directors, under pressure from dissident stockholders, has lost the ability to determine the appropriateness of the timing of any strategic transaction involving the Company, and thus has little bargaining power and could be pressured into accepting a reduced price. The Board of Directors has always sought to act and will continue to act in the best interests of all the stockholders and it is for this reason that the Board of Directors vigorously opposes the action proposed in this resolution and urges you to vote against this proposal.